ADVANCE PROMISSORY NOTE

$200,000.00	Calgary, Alberta	As of January 1, 2006

          Subject to the terms and conditions hereof, Banyan Corporation, an Oregon corporation (“Banyan”) promises to pay to the order of 860538 Alberta Corp. a/k/a 860532 Alberta Corp., a corporation organized and existing under the laws of Alberta, Canada (“Note Holder”), at Suite 207, 5005 Elbow, Drive S.W., Calgary, Alberta, Canada T2S 2T6 or at such other place as Note Holder may designate in writing two hundred thousand and no/100 dollars ($200,000.00) in lawful money of the United States of America, or so much thereof as Holder may advance to or for the benefit of Banyan plus simple interest at the rate of seven percent (7.00%) per annum calculated on a daily basis from the date hereof on the principal balance from time to time outstanding, on January 1, 2008. As of the date hereof, the outstanding balance due from Banyan hereunder for any and all amounts advanced by Note Holder prior to the date hereof is fifty eight thousand eight hundred seventy two dollars and no/cents ($58,872.00) . This promissory note supersedes any and all promissory notes and any other evidences of the indebtedness of Banyan to the Note Holder, all of which are hereby refinanced pursuant to the terms and conditions hereof.

          Banyan may prepay the principal amount outstanding under this Promissory Note, in whole or in part, at any time without penalty. Any partial prepayment of principal hereunder shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

          It is agreed that if this Note is not paid when due or declared due hereunder, the entire principal and accrued interest thereon shall draw interest at the rate of ten percent (9.00%) per annum, and that failure to make any payment of principal or interest when due or any default under any encumbrance or agreement securing this Note shall cause the whole Note to become due at once, or the interest to be counted as principal, at the option of the holder of the Note. Banyan waives presentment for payment, protest, and notice of non-payment and of protest, and agrees to any extension of time of payment and partial payments before, at or after maturity. If this Note or interest thereon is not paid when due, or suit is brought, the parties agree to pay the prevailing party all reasonable costs of collection, including a reasonable amount for attorney’s fees.

BANYAN CORPORATION

Michael Gelmon, Chief Executive Officer

Acknowledged and accepted as of this 1st day of January 2006.

860538 Alberta Corp.

Cory Gelmon, Authorized Officer